SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. ____)*

CyberArk Software Ltd.

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

M2682V

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 20

CUSIP # M2682V	Page 2 of 28

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV, L.P. (“JVP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

7,131,276 shares, except that Jerusalem Partners IV, L.P. (“JP IV”), the general partner of JVP IV, may be deemed to have sole power to vote these shares; and JVP Corp. IV (“JVPC IV”), the general partner of JP IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

7,131,276 shares, except that JP IV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,131,276
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	23.5%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 3 of 28

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV-A, L.P. (“JVP IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

60,651 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

60,651 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	60,651
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 4 of 28

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. (“JVPEF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

63,864 shares, except that JP IV, the general partner of JVPEF IV, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

63,864 shares, except that JP IV, the general partner of JVPEF IV, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	63,864
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 5 of 28

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV (Israel), L.P. (“JVP IV (Israel)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

171,569 shares, except that Jerusalem Partners IV - Venture Capital, L.P. (“JP IV VC”), the general partner of JVP IV (Israel), may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

171,569 shares, except that JP IV VC, the general partner of JVP IV (Israel), may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	171,569
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 6 of 28

1	NAME OF REPORTING PERSONS JVP Opportunity VI, L.P. (“JVP OP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

3,015,811 shares, except that JP Opportunity VI, L.P. (“JP OP VI”), the general partner of JVP OP VI, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

3,015,811 shares, except that JP OP VI, the general partner of JVP OP VI, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,015,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.9%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 7 of 28

1	NAME OF REPORTING PERSONS JVP Opportunity VI-A, L.P. (“JVP OP VI-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

588,073 shares, except that JP OP VI, the general partner of JVP OP VI-A, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

588,073 shares, except that JP OP VI, the general partner of JVP OP VI-A, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	588,073
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 8 of 28

1	NAME OF REPORTING PERSONS JVP Opportunity VI Entrepreneur Fund, L.P. (“JVP OP VI EF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

151,318 shares, except that JP OP VI, the general partner of JVP OP VI EF, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

151,318 shares, except that JP OP VI, the general partner of JVP OP VI EF, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	151,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 9 of 28

1	NAME OF REPORTING PERSONS Jerusalem Partners IV, L.P. (“JP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

7,255,791 shares, of which 7,131,276 are directly owned by JVP IV, 60,651 are directly owned by JVP IV-A and 63,864 are directly owned by JVPEF IV. JP IV, the general partner of JVP IV, JVPEF IV and JVP IV-A, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

7,255,791 shares, of which 7,131,276 are directly owned by JVP IV, 60,651 are directly owned by JVP IV-A and 63,864 are directly owned by JVPEF IV. JP IV, the general partner of JVP IV, JVPEF IV and JVP IV-A, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,255,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	23.9%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 10 of 28

1	NAME OF REPORTING PERSONS Jerusalem Partners IV - Venture Capital, L.P. (“JP IV VC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

171,569 shares, of which all are directly owned by JVP IV (Israel). JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

171,569 shares, of which all are directly owned by JVP IV (Israel). JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	171,569
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 11 of 28

1	NAME OF REPORTING PERSONS JP Opportunity VI, L.P. (“JP OP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

3,755,202 shares, of which 3,015,811 are directly owned by JVP OP VI, 588,073 are directly owned by JVP OP VI-A and 151,318 are directly owned by JVP OP VI EF. JP OP VI, the general partner of JVP OP VI, JVP OP VI-A and JVP OP VI EF, may be deemed to have sole power to vote these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

3,755,202 shares, of which 3,015,811 are directly owned by JVP OP VI, 588,073 are directly owned by JVP OP VI-A and 151,318 are directly owned by JVP OP VI EF. JP OP VI, the general partner of JVP OP VI, JVP OP VI-A and JVP OP VI EF, may be deemed to have sole power to dispose of these shares; and JVPC IV, the general partner of JP OP VI, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,755,202
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	12.4%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 12 of 28

1	NAME OF REPORTING PERSONS JVP Corp. IV (“JVPC IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

11,182,562 shares, of which 7,131,276 are directly owned by JVP IV, 60,651 are directly owned by JVP IV-A, 63,864 are directly owned by JVPEF IV, 171,569 are directly owned by JVP IV (Israel), 3,015,811 are directly owned by JVP OP VI, 588,073 are directly owned by JVP OP VI-A and 151,318 are directly owned by JVP OP VI EF. JVPC IV is (i) the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, (ii) the general partner of JP IV VC, the general partner of JVP IV (Israel), and (iii) the general partner of JP OP VI, the general partner of JVP OP VI, JVP OP VI-A and JVP OP VI EF, and may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

11,182,562 shares, of which 7,131,276 are directly owned by JVP IV, 60,651 are directly owned by JVP IV-A, 63,864 are directly owned by JVPEF IV, 171,569 are directly owned by JVP IV (Israel), 3,015,811 are directly owned by JVP OP VI, 588,073 are directly owned by JVP OP VI-A and 151,318 are directly owned by JVP OP VI EF. JVPC IV is (i) the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, (ii) the general partner of JP IV VC, the general partner of JVP IV (Israel), and (iii) the general partner of JP OP VI, the general partner of JVP OP VI, JVP OP VI-A and JVP OP VI EF, and may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	11,182,562
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	36.8%
12	TYPE OF REPORTING PERSON*	CO

CUSIP # M2682V	Page 13 of 28

ITEM 1(A).	NAME OF ISSUER

CyberArk Software Ltd.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

94 Em-Ha’moshavot Road

Park Azorim, P.O. Box 3143

Petach Tikva 4970602, Israel

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule is filed by Jerusalem Venture Partners IV, L.P., a Delaware limited partnership (“JVP IV”), Jerusalem Venture Partners IV-A, L.P., a Delaware limited partnership (“JVP IV-A”), Jerusalem Venture Partners Entrepreneurs Fund IV, L.P., a Delaware limited partnership (“JVPEF IV”), Jerusalem Venture Partners IV (Israel), L.P., an Israeli limited partnership (“JVP IV (Israel)”), JVP Opportunity VI, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI”), JVP Opportunity VI-A, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI-A”), JVP Opportunity VI Entrepreneur Fund, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI EF”), Jerusalem Partners IV, L.P., a Delaware limited partnership (“JP IV”), Jerusalem Partners IV - Venture Capital, L.P., an Israeli limited partnership (“JP IV VC”), JP Opportunity VI, L.P., a Cayman Islands exempted limited partnership (“JP OP VI”), JVP Corp. IV, a Cayman Islands exempted company (“JVPC IV”). The foregoing entities are collectively referred to as the “Reporting Persons.”

JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV, JVP IV-A and JVPEF IV. JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV (Israel). JP OP VI, the general partner of JVP OP VI, JVP OP VI-A and JVP OP VI EF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP OP VI, JVP OP VI-A and JVP OP VI EF. JVPC IV, the general partner of JP IV, JP IV VC and JP OP VI, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV, JVP IV-A, JVPEF IV, JVP IV (Israel), JVP OP VI, JVP OP VI-A and JVP OP VI EF.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The mailing address for each of the Reporting Persons is:

c/o Jerusalem Venture Partners

41 Madison Avenue, 31st Floor

New York, NY 10010

ITEM 2(C)	CITIZENSHIP

JVP IV, JVP IV-A, JVPEF IV and JP IV are Delaware limited partnerships. JVP IV (Israel) and JP IV VC are Israeli limited partnerships. JVP OP VI, JVP OP VI-A, JVP OP VI EF and JP OP VI are Cayman Islands exempted limited partnerships. JVPC IV is a Cayman Islands exempted company.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Ordinary Shares

M2682V

ITEM 3.	Not applicable.

CUSIP # M2682V	Page 14 of 28

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the ordinary shares of the issuer by the persons filing this Statement is provided as of December 31, 2014:

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of JVP IV, JVP IV-A, JVPEF IV, JVP IV (Israel), JVP OP VI, JVP OP VI-A, JVP OP VI EF, JP IV, JP IV VC, JP OP VI, and the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

CUSIP # M2682V	Page 15 of 28

ITEM 10.	CERTIFICATION.

Not applicable

CUSIP # M2682V	Page 16 of 28

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 17 of 28

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS
ENTREPRENEURS FUND IV, L.P., a Delaware Limited
Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV (ISRAEL), L.P., an Israel Limited Partnership

By:	Jerusalem Partners IV - Venture Capital, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP OPPORTUNITY VI, L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 18 of 28

Date: February 4, 2015

JVP OPPORTUNITY VI-A, L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP OPPORTUNITY VI ENTREPRENEUR FUND,
L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM PARTNERS IV, L.P., a Delaware Limited
Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 19 of 28

Date: February 4, 2015

JERUSALEM PARTNERS IV - VENTURE CAPITAL,
L.P., an Israeli Limited Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JP OPPORTUNITY VI, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JVP Corp. IV
Its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP CORP. IV, a Cayman Islands Exempted Company

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 20 of 28

EXHIBIT INDEX

Found on
Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	21

Exhibit B: Power of Attorney	25

CUSIP # M2682V	Page 21 of 28

exhibit A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of CyberArk Software Ltd. shall be filed on behalf of each of the Reporting Persons and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV, L.P., a
Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV-A, L.P., a
Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 22 of 28

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS
ENTREPRENEURS FUND IV, L.P., a Delaware Limited
Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM VENTURE PARTNERS IV (ISRAEL),
L.P., an Israel Limited Partnership

By:	Jerusalem Partners IV-Venture Capital, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP OPPORTUNITY VI, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 23 of 28

Date: February 4, 2015

JVP OPPORTUNITY VI-A, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP OPPORTUNITY VI ENTREPRENEUR FUND, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JERUSALEM PARTNERS IV, L.P., a Delaware Limited
Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 24 of 28

Date: February 4, 2015

JERUSALEM PARTNERS IV - VENTURE CAPITAL,
L.P., an Israeli Limited Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JP OPPORTUNITY VI, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JVP Corp. IV
Its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: February 4, 2015

JVP CORP. IV, a Cayman Islands Exempted Company

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 25 of 28

EXHIBIT B

Power of Attorney

Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Jerusalem Venture Partners IV, L.P. or such other person or entity as is designated in writing by JVP Corp. IV (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

Each Reporting Person hereby further authorizes and designates Yehoshua Ennis (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.

Date: January 27, 2015

By: ______________________________

Date: January 27, 2015

By: ______________________________

GDSVF&H\2054894.2

CUSIP # M2682V	Page 26 of 28

CUSIP # M2682V	Page 27 of 28

CUSIP # M2682V	Page 28 of 28

Date: January 27, 2015

By: JVP Corp. IV
its General Partner

By: ______________________

Date: January 27, 2015

By: JVP Corp. IV
Its General Partner

By: ______________________

Date: January 27, 2015

JVP CORP. IV, a Cayman Islands Exempted Company

By: ______________________

GDSVF&H\2054894.2